Exhibit (a)(5)(B)

IMMEDIATE RELEASE

Media Contact:	Investor Contact:

Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces Results of the Company’s Offer Relating to

Holder Right to Surrender Convertible Debentures

Madison, N.J., July 15, 2009 – Wyeth (NYSE: WYE) (the “Company”) announced today that the Company’s offer to purchase Wyeth Floating Rate Convertible Senior Debentures due 2024 (the “Convertible Debentures”) pursuant to the right of holders to surrender their Convertible Debentures for purchase by Wyeth pursuant to their terms (the “Put Option”) effective on July 15, 2009 (the “Purchase Date”), expired at 5:00 p.m., New York City time, on Tuesday, July 14, 2009 (the “Exercise Date”).

On the Purchase Date, the Company accepted for purchase all outstanding Convertible Debentures that were validly tendered and not validly withdrawn as of the Exercise Date. Based on final information provided to the Company by The Bank of New York Mellon, the Trustee and Paying Agent for the Put Option, $765,139,000 in aggregate principal amount of Convertible Debentures, representing approximately 97.1 percent of the aggregate principal amount of the outstanding Convertible Debentures prior to the completion of the Put Option, were validly tendered and accepted for purchase in the Put Option, at a cash purchase price of $1,000 per $1,000 principal amount at maturity of Convertible Debentures. The aggregate purchase price for the accepted Convertible Debentures of $765,139,000, which was deposited with The Depository Trust Company (“DTC”) on July 15, 2009, will be delivered promptly to tendering holders by DTC. Because the Purchase Date coincided with the July 15, 2009 regular interest payment date, there was no accrued but unpaid interest payable on the Convertible Debentures on the Purchase Date, although regular interest payments were paid on the same date to all holders of record as of July 1, 2009, the regular interest payment record date.

Pursuant to the terms of the Put Option, Convertible Debentures that were not tendered will remain outstanding, and the terms and conditions of the Convertible Debentures, including the covenants and other protective provisions contained in the indenture governing the Convertible Debentures, will remain unchanged.

About Wyeth

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to our proposed merger with Pfizer, including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of our business included in the merger agreement, and the potential for loss of key personnel, disruption in key business activities or any impact on our relationships with third parties as a result of the announcement of the proposed merger; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; the outcome of government investigations; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; global economic conditions; interest and currency exchange rate fluctuations and volatility in the credit and financial markets; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission (SEC) on February 27, 2009. The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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